Lake Shore Bancorp, Inc. 8-K

Exhibit 99.1

PRESS RELEASE

Lake Shore Bancorp, Inc. Reports Results for the Fiscal Year 2009 and Fourth Quarter

Dunkirk, NY – February 5, 2010 –

Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market:  LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported net income of $2.2 million, or $0.37 per diluted share, for the year ended December 31, 2009, an increase of 47.0%, compared to net income of $1.5 million, or $0.24 per diluted share, for the year ended December 31, 2008.

“We are pleased to record a substantial increase in our 2009 fiscal year operating results in comparison to 2008, which exemplifies our strategic commitment to the financial performance of our organization,” stated Mr. David C. Mancuso, President and CEO.

Net income in 2008 was impacted by a $1.9 million ($1.2 million net of tax) other-than-temporary impairment charge on four non-agency asset-backed securities.   Net income in 2008 also included $769,000 in earnings on an interest rate floor derivative product that was sold in January 2009.  Net income in 2009 was impacted by a $617,000 increase in FDIC assessments as a result of increased premiums mandated by the FDIC, imposition of a one time special assessment and increased deposit balances.

The Company reported net income of $800,000, or $0.14 per diluted share, for the quarter ended December 31, 2009, compared to net income of $871,000, or $0.15 per diluted share, for the quarter ended December 31, 2008.  Net income during the 2009 period was impacted by a $51,000 increase in FDIC insurance premiums as a result of higher deposit balances and an increase in rates assessed against deposit balances by the FDIC in 2009 for all banks.  Net income during the 2008 period included $440,000 in earnings on an interest rate floor derivative product that was sold in January 2009, which was partially offset by a $202,000 pre-tax, other-than-temporary impairment charge on one non-agency asset backed security.

The Company also announced on February 2, 2010 that its Board of Directors declared a $0.06 per share dividend on its outstanding common stock.  This dividend represents a 20% increase from the amount of its prior quarterly cash dividend.

“Our board of directors are pleased to provide an increased dividend for our shareholders”, stated Mr. Mancuso.  “While some large banks have reduced their lending efforts in 2009, we are happy to report that we continue to have record levels of loan originations in the areas of residential mortgage, commercial, and small business loans. In 2010, we will continue our efforts to provide core banking products to individuals and businesses in our market areas.  We look forward to continued success in 2010, as we prepare to expand our presence in Erie County with the opening of our 10th branch office in April 2010, which will be located in Depew.”

Fourth Quarter 2009 Earnings Compared to Same Period in 2008

Net interest income was $3.2 million for the quarters ended December 31, 2009 and 2008.  Interest income decreased $332,000, or 6.3%, during the fourth quarter of 2009 compared to the fourth quarter of 2008.  Loan interest income in the fourth quarter of 2009 was impacted by the Company’s sale of its interest rate floor derivative product during the first quarter of 2009, as the product earned $440,000 during the fourth quarter of 2008.  The average yield earned on our loan portfolio decreased by 116 basis points during the fourth quarter of 2009 in comparison to the fourth quarter of 2008.  The lower interest rates were partially offset by a $21.2 million, or 8.9%, increase in the average balance of loans receivable during the fourth quarter of 2009 compared to the fourth quarter of 2008.  Interest expense decreased $361,000, or 16.9%, during the fourth quarter of 2009 compared to the fourth quarter of 2008.  The average rate paid on our deposit portfolio decreased by 63 basis points during the fourth quarter of 2009 compared to the fourth quarter of 2008.    This decrease in deposit interest expense was partially offset by a 14.8% increase in average deposit balances from the fourth quarter of 2008 to the fourth quarter of 2009.  Interest expense on short-term borrowings and long-term debt decreased by $131,000, or 25.2%, for the fourth quarter of 2009 compared to the fourth quarter of 2008, primarily due to a $9.0 million decrease in borrowings and a 43 basis point decrease in the weighted average interest rate paid on borrowings.

The provision for loan losses was $10,000 and $91,000 for the quarters ended December 31, 2009 and 2008, respectively.  Despite an increase in non-performing assets from $1.7 million at December 31, 2008 to $2.0 million at December 31, 2009, management determined that additional provisions were not necessary due to the quality of the loan portfolio.  The majority of our loans are residential mortgage loans or commercial mortgage loans backed by first lien collateral on real estate held in the Western New York region.  Western New York has not been impacted as severely as other parts of the country by fluctuating real estate market values.  We do not hold any sub-prime loans in our loan portfolio.  In light of current economic conditions, we are continuing to monitor our loan portfolio and if necessary we will adjust the provision for loan losses.

Non-interest income increased $227,000, or 55.4%, to $637,000 for the quarter ended December 31, 2009 compared to the same period in 2008.  The majority of the increase was the result of an other-than-temporary impairment charge recorded during the fourth quarter of 2008 of $202,000 ($124,000 net of tax) on one non-agency asset backed security.  There was no other-than-temporary impairment charge recorded during the fourth quarter of 2009.

Non-interest expense increased $291,000, or 12.2%, to $2.7 million for the quarter ended December 31, 2009 compared to $2.4 million for the quarter ended December 31, 2008.  Salaries and employee benefits increased by $160,000, or 13.4%, for the quarter ended December 31, 2009 compared to the same period in 2008 primarily due to additional staff at the new branch opened in Kenmore, NY during December 2008 and annual employee raises.  As noted above, FDIC insurance premiums more than doubled to $84,000 for the quarter ended December 31, 2009 compared to $33,000 for the same quarter in 2008.  Collection and foreclosure expense increased by $110,000 during the quarter ended December 2009 in comparison to the same period in 2008 due to an increase non-performing assets in 2009.

Fiscal Year 2009 Earnings Compared to 2008 Earnings

Net interest income increased by $559,000 or 5.0%, to $11.8 million for the year ended December 31, 2009 from $11.2 million for the year ended December 31, 2008. Interest income decreased by $290,000, or 1.5%, during 2009, partly due to the sale of an interest rate floor derivative product during January 2009, as noted above.  Interest income was positively impacted by a $22.5 million increase in average loans receivable in 2009 despite a 77 basis point decrease in the yield earned on our average loan portfolio.  Interest expense decreased $849,000, or 9.7%, during 2009,  primarily due to lower interest rates paid on deposit accounts, which decreased interest expense by $412,000, or 6.4%.  This was partially offset by a $42.4 million, or 14.8%, increase in average deposit balances from  December 31, 2008 to  December 31, 2009.    Interest expense on short-term borrowings and long-term debt also decreased by $434,000, or 19.7%, during 2009, primarily due to a decrease in average borrowings and lower weighted average interest rates being paid on borrowings.

Provision for loan losses decreased by $126,000, or 32.3%, during the year ended December 31, 2009 in comparison to the same period in 2008.  As noted above, management determined that additional provisions were not necessary due to the overall quality of the loan portfolio.

Non-interest income increased by $1.8 million during the year ended December 31, 2009 compared to year ended December 31, 2008.  This increase was primarily the result of the other-than-temporary-impairment charge recorded during the 2008 period of $1.9 million.

Non-interest expense increased by $1.4 million, or 14.9%, to $11.0 million for the year ended December 31, 2009 compared to $9.6 million for the year ended December 31, 2008, primarily due to a $617,000 increase in FDIC insurance premiums, and a $561,000 increase in salary and employee benefits expenses.  The Company also recorded a loss of $135,000 on the sale of its interest rate floor derivative product during 2009.

Fiscal Year 2009 Financial Condition Compared to Fiscal Year 2008

Total assets increased $17.9 million at December 31, 2009 compared to December 31, 2008.  The increase in total assets was primarily due to an $18.7 million increase in loans, net and a $5.5 million increase in securities available for sale, partially offset by a decrease of $7.0 million in cash and cash equivalents.  Asset growth was funded by a $25.2 million increase in deposits during the year ended December 31, 2009.

Lake Shore Bancorp is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating nine full-service branch locations in Western New York offering a broad array of retail and commercial lending and deposit services.  Traded on the NASDAQ Global Market as LSBK, Lake Shore Bancorp can also be found on the web at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions.  Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements.  Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast.  Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements.  The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

Lake Shore Bancorp, Inc
Selected Financial Information

SELECTED FINANCIAL CONDITION DATA
	December 31,	December 31,
	2009	2008
	(Unaudited)
	(In Thousands)

Total assets	$425,656	$407,833
Cash and cash equivalents	22,064	29,038
Securities available for sale	118,381	112,863
Loans receivable, net	259,174	240,463
Deposits	318,414	293,248
Short-term borrowings	6,850	5,500
Long-term debt	36,150	46,460
Equity	55,446	54,228

STATEMENTS OF INCOME
	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
	(In Thousands)		(In Thousands)

Total Interest Income	$4,974	$5,306	$19,693	$19,983
Total Interest Expense	1,776	2,137	7,929	8,778

Net Interest Income	3,198	3,169	11,764	11,205

Provision for Loan Losses	10	91	265	391

Net interest income after provision for loan losses	3,188	3,078	11,499	10,814
Non-interest income	637	410	2,415	600
Non-interest expense	2,685	2,394	11,035	9,602

Income before income taxes	1,140	1,094	2,879	1,812
Income tax	340	223	718	342
Net income	$800	$871	$2,161	$1,470

Basic earnings per common share	$0.14	$0.15	$0.37	$0.24
Diluted earnings per common share	$0.14	$0.15	$0.37	$0.24
Dividends declared per share	$0.05	$0.05	$0.20	$0.19

SELECTED FINANCIAL RATIOS:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

Return on average assets	0.75%	0.89%	0. 52%	0.39%
Return on average equity	5.71%	6.67%	3.93%	2.76%
Average interest-earning assets to average interest-bearing liabilities	116.31%	116.69%	116.16%	117.53%
Interest rate spread	2.93%	3.09%	2.70%	2.75%
Net interest margin	3.23%	3.49%	3.03%	3.19%

ASSET QUALITY RATIOS:

	Year Ended
	December 31,
	2009	2008

Non-performing loans as a percent of total net loans	0.65%	0.69%
Non-performing assets as a percent of total assets	0.47%	0.42%
Allowance for loan losses as a percent of total net loans	0.60%	0.61%
Allowance for loan losses as a percent of non-performing loans	93.26%	89.40%

Media Contact –

David C. Mancuso, President and CEO
Rachel A. Foley, CFO
Lake Shore Bancorp, Inc.
(716) 366-4070